================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ----------------------------

                                   SCHEDULE TO

            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                          ----------------------------

                                     AVIRON
                       (Name of Subject Company (Issuer))
                          ----------------------------

                               APPLE MERGER CORP.
                                 MEDIMMUNE, INC.
                                    (Offeror)

            (Names of Filing Persons (identifying status as offeror,
                            issuer or other person))

                    Common Stock, Par Value $0.001 Per Share
                           Including Associated Rights
                         (Title of Class of Securities)

                                   0537 62100
                      (CUSIP Number of Class of Securities)

                                  DAVID M. MOTT
                   CHIEF EXECUTIVE OFFICER, AND VICE CHAIRMAN
                            35 WEST WATKINS MILL RD.
                             GAITHERSBURG, MD 20878
                                 (301) 417-0770
  (Name, Address and Telephone Number of Persons Authorized to Receive Notices
                 and Communications on Behalf of filing persons)
                          ----------------------------

                                   Copies to:

             Frederick W. Kanner                             Peter Kerman
              Richard D. Pritz                             Latham & Watkins
            Dewey Ballantine LLP                        135 Commonwealth Drive
         1301 Avenue of the Americas                     Menlo Park, CA 94025
             New York, NY 10019                             (650) 328-4600

                            CALCULATION OF FILING FEE

                   TRANSACTION VALUATION*                                             AMOUNT OF FILING FEE**
                   ----------------------                                             --------------------
$1,730,576,268...............................................                               $346,115

*Estimated solely for the purpose of calculating the registration fee pursuant to Rules 0-11(d) and 0-11(a)(4) under the Securities Exchange Act of 1934, based on the product of (i) 41.42 the average of the high and low sales prices of Aviron common stock on the Nasdaq National Market on December 3, 2001 and (ii) 41,781,175, the aggregate number of shares of common stock of Aviron outstanding on November 28, 2001, assuming exercise of all options, warrants and convertible securities.

** Calculated as 1/50 of 1% of the transaction value.

/X/ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:        $413,607                                    Filing Party:   Medimmune, Inc.
Form or Registration No.:      S-4                                         Date Filed:     December 10, 2001

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

/X/  third-party tender offer subject to Rule 14d-1.

/ /  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /


================================================================================

         This Tender Offer Statement on Schedule TO (this "Schedule TO"), is filed by MedImmune Inc., a Delaware corporation ("Parent"), and Apple Merger Corp., Delaware corporation ("Sub") and a wholly owned subsidiary of Parent. This Schedule TO relates to the offer by Sub to exchange 1.075 shares of common stock, par value $0.01 per share, including the associated rights to purchase common stock, of Parent for each outstanding share of common stock, par value $0.001 per share, of Aviron, a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in the Prospectus dated December 10, 2001 (the "Prospectus") and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2) (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

         The information set forth in the Prospectus, including the financial statements included or incorporated by reference therein, and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by Parent, is incorporated herein by reference with respect to Items 2-11 of this Schedule TO.

ITEM 1. SUMMARY TERM SHEET

Information is disclosed to security holders in a prospectus meeting the requirements Rule 421(d) of the Securities Act of 1933.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON.

(c) During the last five years, none of Parent, Sub or, to the best of their knowledge, any of the persons listed on Annex A to the Prospectus (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) preliminary or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgement, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

ITEM 12.  MATERIAL TO BE FILED AS EXHIBITS.

(a)(1) Prospectus dated December 10, 2001 (incorporated by reference from Parent's Registration Statement on Form S-4 filed on December 10, 2001).

(a)(2) Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Parent's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Parent's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(a)(4)                     Form of Letter from the Dealer Manager to Brokers,
                           Dealers, Commercial Banks, Trust Companies and
                           Other Nominees (incorporated by reference to exhibit 99.3 to Parent's Registration Statement on
                           Form S-4 filed on December 10, 2001).

(a)(5)                     Form of Letter from Brokers, Dealers, Commercial
                           Banks, Trust Companies and Nominees to Clients
                           (incorporated by reference to exhibit 99.6 to Parent's Registration Statement on Form S-4 filed on
                           December 10, 2001).

(a)(6)                     Form of Guidelines for Certification of Taxpayer
                           Identification Number on Substitute Form W-9
                           (incorporated by reference to exhibit 99.5 to Parent's Registration Statement on Form S-4 filed on
                           December 10, 2001).

(a)(7)                     Press Release issued by Parent on December 3, 2001
                           (incorporated by reference to the filing by Parent under Form 425 on December 3, 2001).

(b)                        None.


                                       3


(d)(1)                     Agreement and Plan of Merger, dated as of December 2,
                           2001, among Parent, Sub and the Company (incorporated by reference to exhibit 2.1 to Parent's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(d)(2)                     Confidentiality Agreement, dated October 10, 2001, between
                           Parent and the Company.

(g)                        None.

(h)(1) Tax opinion of Dewey Ballantine LLP (incorporated by reference to exhibit 8.1 to MedImmune's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(h)(2)                     Tax opinion of Latham & Watkins (incorporated by reference to exhibit 8.2 to MedImmune's Registration Statement
                           on Form S-4 filed on December 10, 2001).

ITEM 13.  INFORMATION REQUIRED BY SCHEDULE 13E-3.

Not applicable.

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 10, 2001

                                         MEDIMMUNE, INC.


                                         By: /s/ DAVID M. MOTT
                                            ----------------------------------
                                         Name:  DAVID M. MOTT
                                         Title: CHIEF EXECUTIVE OFFICER

                                         APPLE MERGER CORP.


                                         By: /s/ DAVID M. MOTT
                                            ----------------------------------
                                         Name:  DAVID M. MOTT
                                         Title: CHIEF EXECUTIVE OFFICER

                                  EXHIBIT INDEX

EXHIBIT NO.
-----------
(a)(1)                     Prospectus dated December 10, 2001 (incorporated by
                           reference from Parent's Registration Statement on
                           Form S-4 filed on December 10, 2001).

(a)(2)                     Form of Letter of Transmittal (incorporated by reference to exhibit 99.1 to Parent's Registration Statement on
                           Form S-4 filed on December 10, 2001).

(a)(3) Form of Notice of Guaranteed Delivery (incorporated by reference to exhibit 99.2 to Parent's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(a)(4)                     Form of Letter from the Dealer Manager to Brokers,
                           Dealers, Commercial Banks, Trust Companies and Other
                           Nominees (incorporated by reference to exhibit 99.3 to Parent's Registration Statement on Form S-4 filed on December 10, 2001).

(a)(5)                     Form of Letter from Brokers, Dealers, Commercial
                           Banks, Trust Companies and Nominees to Clients
                           (incorporated by reference to exhibit 99.6 to Parent's Registration Statement on Form S-4 filed on
                           December 10, 2001).

(a)(6)                     Form of Guidelines for Certification of Taxpayer
                           Identification Number on Substitute Form W-9
                           (incorporated by reference to exhibit 99.5 to Parent's Registration Statement on Form S-4 filed on
                           December 10, 2001).

(a)(7)                     Press Release issued by Parent on December 3, 2001
                           (incorporated by reference to the filing by Parent under Form 425 on December 3, 2001).

(b)                        None.

(d)(1)                     Agreement and Plan of Merger, dated as of December 2,
                           2001, among Parent, Sub and the Company (incorporated by reference to exhibit 2.1 to Parent's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(d)(2)                     Confidentiality Agreement, dated October 10, 2001, between
                           Parent and the Company.

(g)                        None.

(h)(1) Tax opinion of Dewey Ballantine LLP (incorporated by reference to exhibit 8.1 to MedImmune's Registration
                           Statement on Form S-4 filed on December 10, 2001).

(h)(2)                     Tax opinion of Latham & Watkins (incorporated by reference to exhibit 8.2 to MedImmune's Registration Statement
                           on Form S-4 filed on December 10, 2001).
